                                                                  EXHIBIT 2

                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                           MASCOTECH, INC. (SELLER),



                        TOWER AUTOMOTIVE, INC. (PARENT)


                                      AND


                         R.J. TOWER CORPORATION (BUYER)



                            DATED AS OF MAY 31, 1996

                               TABLE OF CONTENTS

                                                                                                                         PAGE
 ARTICLE I
      PURCHASE AND SALE OF STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.1    Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.2    Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      1.3    Adjustments to Cash Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      1.4    Determination of Earnout Amount.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      1.5    Closing Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE II
      REPRESENTATIONS AND WARRANTIES
      CONCERNING THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.1    Organization and Corporate Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.2    Authorization of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.3    Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.4    Subsidiaries; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      2.5    Absence of Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      2.6    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      2.7    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      2.8    Absence of Certain Developments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
      2.9    Real and Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
      2.10   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      2.11   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      2.12   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      2.13   Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      2.14   Proprietary Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      2.15   Litigation; Proceedings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      2.16   Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      2.17   Governmental Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      2.18   Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      2.19   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      2.20   Officers and Directors; Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.21   Affiliate Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.22   Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.23   Environmental and Safety Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      2.24   Product Warranty and Product Liability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
      2.25   Employees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

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
      2.26   Powers of Attorney; Guarantees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      2.27   Products   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      2.28   Ford LTA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE III
      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.1    Authorization of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.2    Absence of Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
      3.3    Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      3.4    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      3.5    Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE IV
      REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.1    Corporate Organization and Power   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.2    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.3    Absence of Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.4    Investment Intent.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.5    Litigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      4.6    Reports.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      4.7    Brokers' Fees.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE V
      INDEMNIFICATION AND RELATED MATTERS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      5.1    Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      5.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      5.3    Arbitration Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE VI
      ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      6.1    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      6.2    Employee Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
      6.3    Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.4    Press Releases and Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.5    Further Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      6.6    Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      6.7    Transition Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      6.8    Investigation; Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      6.9    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      6.10   Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      6.11   Non-Competition, Non-Solicitation and Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

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
      6.12   Operating Leases.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
      6.13   Securities Laws Legend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
      6.14   Rohde Settlement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      6.15   License and Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      6.16   Account Collection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      6.17   Litigation Matter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
      6.18   Plant Improvements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      6.19   The MascoTech Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      6.20   Kendallville Facility Environmental Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE VII

      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      7.1    Amendment and Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      7.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
      7.3    Binding Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      7.4    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      7.5    No Strict Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
      7.6    Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      7.7    Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      7.8    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      7.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      7.10   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
      7.11   Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

LIST OF EXHIBITS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

LIST OF SCHEDULES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") is made as of May 31, 1996 by and among MascoTech, Inc., a Delaware corporation ("Seller"), Tower Automotive, Inc., a Delaware corporation ("Parent") and R.J. Tower Corporation, a Michigan corporation and a wholly owned subsidiary of Parent ("Buyer").

     The authorized capital stock of MascoTech Stamping Technologies, Inc., a Delaware corporation (the "Company"), consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding (collectively, the "Company Stock"). Seller owns beneficially and of record 100% of the outstanding Company Stock.

     Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the shares of Company Stock owned by Seller.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

     1.1 PURCHASE AND SALE. On and subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined), Buyer will purchase from Seller, and Seller will sell and transfer to Buyer, all of the shares of Company Stock owned by the Seller, free and clear of all liens, charges, security interests and other encumbrances.


     1.2       PURCHASE PRICE.   The aggregate purchase price to be paid to
Seller for the Company Stock (the "Purchase Price") will consist of the Cash Purchase Price, the Shares, the Note, the Warrant (as each of such terms is defined below), and the Earnout Amount (as defined in Section 1.4).


     (a) Cash Purchase Price. Buyer shall pay to Seller $55 million in immediately available funds, as adjusted pursuant to Section 1.3 (a) below (the "Cash Purchase Price").


     (b) Shares. Parent shall transfer to Seller 785,000 shares of Parent's Common Stock, par value $.01 per share ("Parent's Common") (the "Shares").


     (c) Note. Buyer shall issue to Seller a promissory note bearing interest at 7% per annum (the "Note") in the form of Exhibit A attached hereto, in the principal amount of $5 million, as may be adjusted pursuant to the terms thereof (such principal (as adjusted) plus interest, the "Note Amount").

     (d) Warrant. Parent shall issue to Seller a four year warrant (the "Warrant") in the form of Exhibit B attached hereto, for 200,000 shares of Parent's Common (the "Warrant Shares") at an exercise price of $18 per share.

     1.3       ADJUSTMENTS TO CASH PURCHASE PRICE.


     (a) As promptly as practicable after the Closing Date, Buyer and Seller shall in good faith jointly prepare a statement of working capital of the Company as of the close of business on the Closing Date (the "Closing Statement of Working Capital") for the purpose of establishing the Actual Closing Working Capital. For purposes hereof, "Actual Closing Working Capital" means the book value of the Company's total current assets relating to the Company's operations at Rochester Hills, Michigan (including the GEI tooling operations), Kendallville, Indiana, Bluffton, Ohio and Upper Sandusky, Ohio (the "Company Operations") (excluding cash to the extent retained by Seller through the Closing Date, prepaid launch costs, and those accounts receivable and tooling in process items as set forth or described on Schedule 1.3(a) attached hereto (the "Carved-Out Assets Schedule")) less the Company's total current liabilities relating to the Company Operations (excluding any current liability which is retained or discharged by Seller after the Closing including, without limitation, federal and state income taxes, workers' compensation obligations and intercompany accounts and excluding those reserves established in respect of those assets which are set forth or described on the Carved-Out Asset Schedule) (which amount may be a negative number), determined from the Closing Statement of Working Capital as of 11:59 p.m. on the Closing Date. The Closing Statement of Working Capital shall (i) be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP") regardless of whether GAAP was applied in prior periods (other than (A) with respect to vacation accruals for salaried employees for which no accruals shall be made, and (B) with respect to the current portion of deferred taxes for which no accruals shall be made), (ii) reflect all items and adjustments regardless of materiality, and (iii) reflect reserves determined in accordance with GAAP (other than those reserves described in the parenthetical set forth in clause (i) above).


     (b) If Buyer and Seller are unable to come to a mutual agreement with respect to any item on the Closing Statement of Working Capital within 60 business days after the Closing Date, Buyer and Seller shall jointly retain the independent accounting firm of Price Waterhouse, LLP (the "Auditor") to resolve any such disagreements in accordance with subsection (c) below; provided, however, that Seller or Buyer, as the case may be, shall within 3 business days following the retention of the Auditor pay to Buyer or Seller, as the case may be, any amount determined pursuant to subsection (d) below which is not subject to dispute.


     (c) Buyer and Seller shall direct the Auditor to render a determination within 25 days of its retention and Buyer and Seller shall use their best efforts to cause the Auditor to resolve all disagreements over individual line items as soon as possible. The Auditor shall consider only those items and amounts in the Closing Statement of Working Capital which Buyer and Seller are unable to resolve. The determination of the Auditor shall be conclusive and binding upon Buyer and Seller. The fees and expenses of the Auditor shall be borne one-half by Buyer and one-half by Seller.

     (d) If Actual Closing Working Capital exceeds $12.6 million, Buyer shall within 3 business days pay to Seller the amount of such excess in immediately available funds. If Actual Closing Working Capital is less than $12.6 million, Seller shall within 3 business days pay to Buyer in immediately available funds the amount of such shortfall. All amounts owed pursuant to this subsection (d) shall include interest, from the Closing Date to the date of payment, at the Prime Rate (as defined) calculated on the basis of a 365-day year.

     1.4       DETERMINATION OF EARNOUT AMOUNT.


     (a) In accordance with this Section 1.4, Buyer shall pay the Earnout Amount (as defined below) achieved in each of the 12-month periods ending on May 31, 1997, 1998 and 1999 (each such 12-month period, an "Anniversary Period") to Seller. The "Earnout Amount" for each Anniversary Period means an amount equal to (i) two (2) multiplied by (ii) the excess (but not the shortfall), if any, of (A) Plant Profits (as defined below) for such Anniversary Period, over (B) $24 million; provided that in the event Plant Profits for such Anniversary Period exceeds $33 million then the Earnout Amount for such Anniversary Period shall be equal to $30 million (subject to reduction pursuant to Section 1.4(b) below).


     (b) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Buyer be obligated pursuant to this Section 1.4 to pay to Seller an aggregate amount in excess of (i) $30 million minus (ii) the sum of (A) any amount previously paid pursuant to this Section 1.4 plus (B) the principal amount paid under the Note.


     (c) Within sixty (60) days after the end of each Anniversary Period, Buyer will prepare and deliver to Seller an accounting of the Plant Profits and the Earnout Amount for such Anniversary Period (the "Earnout Statement") together with the Earnout Amount (if any) for such Anniversary Period in immediately available funds. Upon delivery of the Earnout Statement, Buyer will permit Seller and its representatives access to the Company's and, if applicable, the Buyer's financial books and records during normal business hours for the purpose of reviewing such accounting. If Seller disagrees with any item on the Earnout Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after Seller's receipt thereof (such notice setting forth the basis for such disagreement in reasonable detail) and Buyer and Seller shall thereafter negotiate in good faith to resolve any such disagreements. If Buyer and Seller are unable to resolve any such disagreements within thirty (30) days after such Seller's notice, Buyer and Seller shall jointly retain the Auditor to resolve the disagreements in accordance with Section 1.3(b) above (substituting the words "Earnout Statement" for the words "Closing Statement of Working Capital" therein). Within five business days after the Auditor notifies Buyer of the Auditor's determination that Buyer owes an additional amount to Seller pursuant to this
Section 1.4 for such Anniversary Period, Buyer shall pay such additional amount to Seller in immediately available funds plus interest on such additional amount accruing after the sixty (60) days after the end of such Anniversary Period at the Prime Rate, calculated on the basis of a 365-day year, and such payment (excluding interest) shall be part of the Earnout Amount for such Anniversary Period.

     (d) For purposes hereof, "Plant Profits" for any given Anniversary Period shall mean the consolidated net income solely with respect to the Company's operations at Kendallville, Indiana, Bluffton, Ohio and Upper Sandusky, Ohio facilities (and excluding the Company's Rochester Hills, Michigan facility) (the "Southern Plants") for such Anniversary Period, as determined in accordance with GAAP plus, to the extent such net income has been reduced thereby, (i) the amount of federal, state and local income taxes and other taxes imposed upon net income or receipts of the Southern

Plants plus (ii) the amount of amortization in respect of intangible assets (including launch costs) for such Anniversary Period plus (iii) the amount of interest expense for indebtedness for borrowed money (including capitalized leases) for such Anniversary Period plus (iv) management fees paid to Buyer, if any; provided however that such Plant Profits will be adjusted pursuant to
Schedule 1.4(d) attached hereto (the "Plant Profits Adjustments Schedule").

     (e) At the request of Seller, representatives of Buyer shall meet with representatives of Seller on a quarterly basis (the "Oversight Committee") to review and discuss the Company's current and future operations including, without limitation, current and future staffing levels and repair and maintenance matters as they relate to Plant Profits. The Buyer will, promptly upon completion thereof, provide Seller copies of the Company's unaudited balance sheet and related statement of operations on a quarterly basis during each Anniversary Period.


     1.5       CLOSING TRANSACTIONS.


     (a) Closing. The closing of Buyer's purchase of the Company Stock contemplated by this Agreement (the "Closing") will take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, on May 31, 1996 or on such other date selected by Buyer which is reasonably satisfactory to Seller. The date and time of the Closing are herein referred to as the "Closing Date."


     (b) Buyer's Deliveries. Subject to the conditions set forth in this Agreement, Buyer agrees to deliver to Seller the following items at Closing:


          (i) an amount equal to the Cash Purchase Price in immediately available funds;


          (ii)      certificates representing the Shares;


          (iii)     the Note;


          (iv)      the Warrant;


          (v) an opinion, dated as of the Closing Date, of Kirkland & Ellis, counsel to Buyer, substantially in the form of Exhibit C attached hereto;

          (vi) certified copies of the resolutions of Buyer's board of directors approving the transactions contemplated by this Agreement; and


          (vii)     evidence of HSR approval.


     (c) Seller's Deliveries. Subject to the conditions set forth in this Agreement, Seller agrees to deliver to Buyer the following items at
Closing:


          (i) certificates representing the Company Stock owned by Seller, duly endorsed for transfer with all requisite state and federal transfer stamps (if any) affixed thereto;

          (ii) all minute books and stock transfer books of the Company in Seller's possession or under its control;


          (iii) all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated hereby that are received by Seller prior to the Closing Date;


          (iv) the resignations from the Board of Directors of the Company of Lee Gardner and Timothy Wadhams in form reasonably satisfactory to Buyer;


          (v) all documents and assistance necessary (including estoppel certificates, owner's affidavits and gap undertakings) for Buyer to obtain, at Buyer's cost and expense, ALTA Owners Policies of Title Insurance, Form B-1990, for each parcel of Real Property, issued by Lawyers Title Insurance Company (the "Title Insurer"), effective as of the Closing Date, in such amount as Buyer reasonably determines to be the fair market value thereof (including all Improvements thereon), insuring the Company's interest in such parcel as of the Closing Date, subject only to the Permitted Encumbrances, and with such endorsements and other terms and conditions as Buyer may reasonably request;


          (vi) all documentation and assistance necessary to enable Buyer to procure, at Buyer's cost and expense, current surveys for each parcel of the Real Property (the "Surveys"), prepared by a licensed surveyor and conforming to 1992 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, and such standards as the Title Insurer may reasonably require as a condition to the removal of any survey exceptions from the Title Policy, and certified to Seller, Buyer, Buyer's lenders and the Title Insurer, in a form sufficient to permit the issuance of the title policies described in Section 1.5(c)(v);


          (vii) an opinion, dated as of the Closing Date, of Seller's counsel, substantially in the form set forth on Exhibit D attached hereto;


          (viii) certified copies of the resolutions of the Seller's board of directors approving the transactions contemplated by this Agreement; and

          (ix) certificates of the secretary of state of each state in which the Company is qualified to do business as set forth on the Qualifications Schedule (as defined in Section 2.1 below), stating that the Company is in good standing in such state.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                             CONCERNING THE COMPANY

     As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants that:

     2.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. All such jurisdictions in which the Company is so qualified are set forth on Schedule 2.1 attached hereto (the "Qualifications Schedule"). Except as set forth on the Environmental Requirements Schedule, the Company has full corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Company's certificate of incorporation and by-laws included in the Qualifications Schedule reflect all amendments made thereto and are correct and complete.


     2.2       AUTHORIZATION OF TRANSACTIONS.   No corporate proceedings on the
part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.


     2.3 CAPITALIZATION. All of the issued and outstanding shares of the Company Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned of record and beneficially by Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other similar securities, agreements or commitments to which the Company is a party or by which the Company is bound providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

     2.4 SUBSIDIARIES; INVESTMENTS. The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such security or interest. For purposes hereof, "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.


     2.5 ABSENCE OF CONFLICTS. Except as set forth in Schedule 2.5 attached hereto (the "Restrictions Schedule"), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to terminate or to accelerate any obligation under, (e) result in the creation of any lien, security interest, charge or encumbrance upon the Company Stock under, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under, the provisions of the certificate of incorporation or by-laws of the Company or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which the Company is subject.

     2.6 FINANCIAL STATEMENTS. Schedule 2.6 attached hereto (the "Financial Statements Schedule") includes copies of the (i) unaudited balance sheet as of April 30, 1996 (the "Latest Balance Sheet") and the related statement of income and operations for the 4-months then ended and (ii) unaudited balance sheet as of, and the related statements of income for, the fiscal year ended December 31, 1994 and 1995. Except as set forth on the Financial Statements Schedule, each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete, was prepared from the Company's financial books and financial records, presents fairly the Company's financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP.


     2.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except (i) liabilities or obligations under contracts or commitments included in the Contracts Schedule (as defined) or under contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or infringement, or a claim or lawsuit, or an environmental liability), and (iv) liabilities otherwise expressly disclosed in this Agreement or the schedules attached hereto or generally described on the Financial Statements Schedule.

     2.8       ABSENCE OF CERTAIN DEVELOPMENTS.  Except as set forth in
Schedule 2.8 attached hereto (the "Developments Schedule") since April 30, 1996, the Company has conducted its business and operations in the usual and ordinary course of business in accordance with past custom and practice, including, without limitation, collection of accounts receivable, payment of accounts payable, repairs and maintenance, capital expenditures and cash management practices generally, and except as expressly contemplated by this Agreement, since April 30, 1996, the Company has not:


     (a) suffered a material adverse change in the business, financial condition, operating results, assets or customer, supplier, employee or sales representative relations of the Company;


     (b) redeemed or repurchased, directly or indirectly, any shares of its capital stock;

     (c) issued, sold or transferred any notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;


     (d) borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and intercompany borrowings from Seller;


     (e) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of its properties or assets;


     (f) sold, leased, assigned or transferred (including without limitation transfers to Seller or its affiliates) any portion of its tangible assets (excluding cash), except in the ordinary course of business, or cancelled without fair consideration any debts or claims owing to or held by it;


     (g) sold, assigned, licensed or transferred (including without limitation transfers to any Seller or affiliates) any Proprietary Rights or disclosed any confidential information other than to an affiliate of the Company or pursuant to agreements preserving all rights of the Company in such confidential information or, to the Company's knowledge, received any confidential information of any third party in violation of any obligation of confidentiality;


     (h) suffered any theft, damage, destruction or loss in excess of $50,000, to its tangible assets, whether or not covered by insurance or suffered any substantial destruction of the Company's books and records;


     (i) entered into, amended or terminated any lease, contract, agreement, commitment, or any other transaction in excess of $50,000 other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction or agreement which will survive the Closing with any Insider;

     (j) made or granted any bonus or any wage, salary or compensation increase in excess of $50,000 per year to any employee, sales representative, or consultants or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;


     (k) made any loans or advances (except intercompany loans or advances) to, or guarantees for the benefit of, any persons; or


     (l) changed or authorized any change in its certificate of incorporation or by-laws.


     2.9       REAL AND PERSONAL PROPERTY.


     (a) Schedule 2.9(a) attached hereto (the "Real Property Schedule") sets forth a list of all owned U.S. real property and owned foreign real property (collectively, the "Real Property"). With respect to each such parcel of Real Property except as set forth on the Real Property Schedule: (i) such parcel is free and clear of all encumbrances, except Permitted Encumbrances; (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel (other than the right of the Buyer pursuant to this Agreement), or any portion thereof or interest therein. "Permitted Encumbrances" shall mean: (A) statutory liens for current taxes or other governmental charges with respect to the Real Property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Seller and for which appropriate accruals have been established in accordance with GAAP; (B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the Company; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property (except as set forth on Schedule 2.9(f)); and (D) those matters shown on the title commitments and policies delivered pursuant to Section 1.5(c)(v) above.

     (b) The assets owned or leased by the Company, including all buildings, machinery, equipment, and other tangible assets, are in adequate operating condition for the conduct of the business of the Company as presently conducted.


     (c) Except as set forth on Schedule 2.9(c) attached hereto (the "Personal Property Schedule"), the Company has good title to, or a valid leasehold interest in, all personal property used in connection with the operation of the business of the Company, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens.


     (d) Schedule 2.9(d) attached hereto (the "Leases Schedule") sets forth a list of all of the Company's real property leases and subleases ("Leases") and each leased and subleased parcel of real property in which the Company has a leasehold or subleasehold interest (the "Leased Real Property"). Each of the Leases is in full force and effect and the Company holds a valid and existing leasehold or subleasehold interest under each of the Leases. Seller has delivered to Buyer complete and accurate copies of each of the Leases. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies and other matters affecting the landlord's interests; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies and other matters affecting the landlord's interests; (iii) neither the Company, nor to the knowledge of the Company any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease;
(iv) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer and there are no disputes between the parties to the Lease; and (v) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

     (e) There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of Seller, threatened, affecting any portion of the Real Property or, to Seller's knowledge, the Leased Real Property. There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or to the knowledge of Seller threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property or the Leased Real Property. The current use of the Real Property (and, to Seller's knowledge, the Leased Real Property) does not violate in any material respect any instrument of record or agreement affecting such Real Property or Leased Real Property. There are no dues, assessments or other amounts currently owed with respect to the Real Property due under an instrument of record. Except as set forth on Schedule 2.9(e) attached hereto, (the "Occupancy Schedule") there is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Real Property (or, to Seller's knowledge, with respect to the Leased Real Property) that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Real Property or the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the Company.


     (f) Except as set forth on Schedule 2.9(f) attached hereto (the "Improvements Schedule"), all components of all buildings, structures and other improvements included within the Real Property and the Leased Real Property (the "Improvements") are in adequate condition to operate the Company's business as currently operated, to the best of Seller's knowledge and belief, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated or currently intended to be used, occupied or operated. Except as set forth on the Improvements Schedule, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property and the Leased Real Property are installed and operating and are sufficient to enable the Real Property and the Leased Real Property to continue to be used and operated in the manner currently being used and operated. Except as disclosed on the Surveys, each Improvement has direct access to a public street adjoining the Real Property and the Leased Real Property on which such Improvement is situated over the driveways and accessways currently being used in connection with the use and operation of such Improvement and no existing accessway crosses or encroaches upon any property or property interest not owned by the Company. To the knowledge of Seller, no Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property and the Leased Real Property. Except as disclosed on the Surveys, there are no survey defects or encroachments from or onto any of the Real Property and the Leased Real Property.


     2.10 ACCOUNTS RECEIVABLE. Except as set forth on Schedule 2.10 attached hereto (the "Accounts Receivable Schedule"), all of the notes and accounts receivable of the Company reflected on the Latest Balance Sheet are, and all notes and accounts receivable of the Company reflected on the Closing Statement of Working Capital will be, good and valid receivables, net of allowance for doubtful accounts. As of the Closing Date, there are no individual accounts receivable which are more than 151 days past due, except as set forth on the Accounts Receivable Schedule. As of the

Closing Date, no person or entity will have any lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount, reduction for excess transportation, or other deferred price or quantity adjustment will have been made with respect to any such receivables other than in the ordinary course of business.

     2.11 INVENTORY. Except as set forth in Schedule 2.11 attached hereto (the "Inventory Schedule"), the inventories of the Company reflected on the Latest Balance Sheet are of, and the inventories of the Company as reflected on the Closing Statement of Working Capital will consist of, a quantity and quality usable and saleable in the ordinary course of business without discount, are not damaged, defective, slow- moving (i.e., greater than the requirement based on written releases (other than service parts)) or obsolete (in each case net of any reserves for slow moving or obsolete inventory reflected on the Closing Statement of Working Capital).


     2.12      TAXES.


     (a) Except as set forth in Schedule 2.12 attached hereto (the "Taxes Schedule"), the Company has filed all Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, equityholder, creditor or other third party; the Company has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; the Company has not incurred any liability for Taxes other than in the ordinary course of business; the assessment of any additional Taxes for periods for which Tax Returns have been filed by the Company shall not exceed the recorded liability therefor on the Closing Statement of Working Capital (excluding any amount recorded which is attributable solely to timing differences between book and Tax income); no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Company, no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and there are no material unresolved questions or claims concerning the Company's Tax liability.


     (b) Except as set forth in the Taxes Schedule, with respect to each Affiliated Group of which the Company is or has been a member: (i) such Affiliated Group has filed all Federal income Tax Returns which it is required to file under applicable law and regulations and all such Federal income Tax Returns are complete and correct and have been prepared in compliance in all material respects with all applicable laws and regulations; (ii) no material assessment for any additional Federal income Taxes for periods for which Tax Returns have been filed by such Affiliated Group have been made against such Affiliated Group; and (iii) no Federal income Tax audits or administrative or judicial proceedings are pending or being conducted with respect to such Affiliated Group.

     (c) The Company has not made an election under Section 341(f) of the Internal Revenue Code of 1986, as amended ("IRC"). The Company is not liable for the Taxes of another Person under (a) Treasury Regulation Section 1.1502-6 (or comparable provisions of state, local or foreign law), (b) as a transferee or successor, (c) by contract or indemnity or (d) otherwise. The Company is not a party to any tax sharing agreement. The Company and each Affiliated Group have disclosed on their federal income Tax Returns any position taken for which substantial authority (within he meaning of IRC
Section 6662(d)(2)(B)(i)) did not exist at the time the return is filed. The Company has not made any payments, is not obligated to make payments and is not a party to an agreement that could obligate it to make any payments that would not be deductible under IRC Section 280G.


     (d) No claim has been made, for which the statute of limitations has not expired, by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxes assessed by such jurisdiction.


     (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.


     (f) The Company will not be required (i) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (ii) as a result of any "closing agreement," as described in IRC Section 7121 (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

     (g) The Company has not been a member of an Affiliated Group other than the one of which Seller or the Company was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by Seller or the Company.


     (h) Buyer will not be required to deduct and withhold any amount pursuant to IRC Section 1445(a) upon the transfer of the Company Stock to the Buyer.


     (i) The Company does not own any interest in real property in any jurisdiction in which a tax (other than a net income or franchise tax or transfer tax) is imposed on the gain on a transfer of an interest in real property.


     (j) As used in this Agreement, the following terms shall have the following respective meanings:


          (i)       "Affiliated Group" means an affiliated group as defined in
     Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).


          (ii) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

                    (iii) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.


     2.13      CONTRACTS AND COMMITMENTS.


     (a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 2.13 attached hereto (the "Contracts Schedule"), the Company is not a party to or bound by, whether written or oral, any: (i) collective bargaining agreement or contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal; (ii) contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis or any severance agreements; (iii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of its assets; (iv) agreements with respect to the lending or investing of funds; (v) license, sublicense or royalty agreements;
(vi) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $50,000 annually; (vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it; (viii) contract or group of related contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which involves a sum in excess of $50,000 annually; (ix) contract or group of related contracts with the same party continuing over a period of more than 6 months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalties or payments; (x) contract which prohibits it from freely engaging in business anywhere in the world; (xi) contract relating to the distribution, marketing or sales of its products; (xii) agreements, contracts or understandings pursuant to which the Company subcontracts work to third parties; (xiii) contract or other agreement under which it agrees to indemnify another party under a contract involving a sum in excess of $50,000 annually or guarantee the obligations of another party in an amount in excess of $50,000; or (xiv) other agreement material to it whether or not entered into in the ordinary course of business.


     (b) Except as specifically contemplated by this Agreement or disclosed in the Contracts Schedule, (i) neither the Seller nor the Company has knowledge of any cancellation, breach or anticipated breach by any other party to any contract or commitment required to be disclosed on the Contracts Schedule, (ii) the Company has performed all the obligations required to be performed in connection with the contracts or commitments required to be disclosed on the Contracts Schedule and is not in receipt of any written claim of default under any contract or commitment required to be disclosed on the Contracts Schedule, (iii) the Company has no present expectation or intention of not fully performing any obligation pursuant to any contract required to be disclosed on the Contracts Schedule, and (iv) since September 1, 1995, to the knowledge of Messrs. Junk, Hunt, Glogowski, Pitzer or Wasylyk, no customer has indicated in writing or orally to Seller or to the Company that it will stop or materially decrease the rate of any business done with the Company which accounts for $5.0 million in revenues or that it desires to renegotiate its contract with the Company.

     (c) The Contracts Schedule includes all written contracts which are referred to on the Contracts Schedule, in each case together with all amendments, waivers or other changes thereto. The Contracts Schedule contains a description of all material terms of all oral contracts referred to therein.


     2.14      PROPRIETARY RIGHTS.


     (a) "Proprietary Rights" shall mean all of the following items owned by, issued to or licensed to, the Company: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, logos, designs, trade names and corporate names together with all goodwill associated therewith; (iii) copyrights registered or unregistered and copyrightable works and all derivative works thereof; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential information; (vi) computer software and licensed program products licensed to or used by the Company; (vii) any other proprietary rights; and
(viii) all copies and tangible embodiments, in each case including, without limitation, the items set forth on Schedule 2.14 attached hereto (the "Proprietary Rights Schedule").


     (b) The Proprietary Rights comprise all of the intellectual property owned by or used in and necessary for the operation of the Company's business as currently conducted or as currently proposed to be conducted by the Company. The Proprietary Rights Schedule sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications and other applications for registration of Proprietary Rights owned, filed or used by the Company; (ii) all trade names and unregistered trademarks used by the Company; (iii) all computer software (other than "off-the-shelf" software) licensed to or used by the Company; and (iv) all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor.


     (c) Except as set forth in the Proprietary Rights Schedule, (i) the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights free and clear of all liens and encumbrances, and no claim by any third party contesting the validity, enforceability, use or ownership of any of the Proprietary Rights has been made, is currently outstanding or to the knowledge of Seller is threatened, and to the knowledge of Seller there are no grounds for same; (ii) the Company has received no notices of, nor is the Company aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with any rights of, any third party with respect to any Proprietary Right including, without limitation, any demand or request that the Company license rights from a third party; and (iii) to the Seller's knowledge the Company has not otherwise infringed, misappropriated or otherwise conflicted with any rights of any third parties and the Company is not aware of any infringement which will occur as a result of the continued operation of the Company's business as currently conducted.

     (d) Except as otherwise set forth in Section 6.19 below, all of the Proprietary Rights are or will be owned by, or properly assigned or licensed to, the Company at the time of the Closing. The transactions contemplated by this Agreement will have no adverse effect on the Company's right, title and interest in and to the Proprietary Rights. The Company has taken all reasonable actions to maintain and protect the Proprietary Rights necessary in light of the nature of the Company's business so as not to adversely affect the ownership, validity or enforcement of such Proprietary Rights.


     (e) To the knowledge of Seller and the Company, Seller has no rights in any patent, patent application, or, to its knowledge, discovery capable of being patented that blocks the Company's ability to practice the best use of any item listed in the Proprietary Rights Schedule.


     2.15 LITIGATION; PROCEEDINGS. Except as set forth in Schedule 2.15 attached hereto (the "Litigation Schedule"), there are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of the Company and Seller, threatened against or affecting the Company or any of its assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to the Company or Seller for any of the foregoing. Except as set forth on the Litigation Schedule, in the two years prior to the Closing Date the Company has not received any written opinion or written legal advice to the effect that the Company is exposed from a legal standpoint to any liability which may be material to the Company's business as previously or presently conducted or business prospects.


     2.16 BROKERAGE. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or Seller.


     2.17      GOVERNMENTAL LICENSES AND PERMITS.


     (a) Schedule 2.17(a) attached hereto (the "Licenses Schedule") contains a complete listing and summary description of all permits, certificates of occupancy, licenses, franchises, certificates, approvals and other authorizations of foreign, federal, state and local governments or other similar rights (collectively, the "Licenses") owned or possessed by the Company and no other Licenses are required in the conduct of its business or used by the Company in the conduct of its business. Except as indicated on the Licenses Schedule, the Company owns or possesses all right, title and interest in and to all of the Licenses which are necessary to conduct its business as presently conducted. No loss or expiration of any License is, to the knowledge of the Company or Seller, threatened, pending or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.


     (b) Except for HSR Approval and except as set forth on Schedule 2.17(b) attached hereto (the "Governmental Consent Schedule"), no permit, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained by the Company or Seller in connection with its execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby. "HSR Approval" shall mean all authorizations and approvals required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended and the rules and regulations promulgated thereunder that are required for the consummation of the transactions contemplated hereby.

          2.18      EMPLOYEE BENEFIT PLANS.


     (a) Except as set forth on Schedule 2.18 attached hereto (the "Employee Benefit Plans Schedule"), with respect to current or former employees of the Company, the Company does not maintain or contribute to or have any liability with respect to any (i) nonqualified deferred compensation, bonus or retirement plans or arrangements, (ii) qualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), or (iii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), stock option or stock purchase plans, or material fringe benefit plans or programs. Except as set forth on the Employee Benefit Plans Schedule, since January 1, 1990, the Company has not contributed to any multiemployer plan (as defined in Section 3(37) of ERISA), and the Company has not maintained or contributed to any defined benefit plan (as defined in Section 3(35) of ERISA). Except as set forth on the Employee Benefit Plans Schedule, the Company does not maintain or contribute to any employee welfare benefit plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with
Section 4980B of the IRC ("COBRA").


     (b) The employee pension benefit plans and employee welfare benefit plans set forth on the Employee Benefit Plans Schedule (and related trusts and insurance contracts) comply in form and in operation in all material respects with all applicable laws and regulations, including ERISA and the IRC; and each such employee pension benefit plan meets the requirements of "qualified plans" under Section 401(a) of the IRC, and each such employee pension benefit plan, and each trust (if any) forming a part thereof, has received a favorable determination letter, or has timely applied for a favorable determination letter, from the Internal Revenue Service as to the qualification under the IRC of such plan and the tax-exempt status of such related trust, or is a new plan which is made up of employee pension benefit plans which previously received such a favorable determination letter, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such plan or the tax exempt status of such related trust.


     (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the employee pension benefit plans and employee welfare benefit plans have been properly and timely filed in substantial compliance with applicable law and regulations with the appropriate government agency and distributed to participants as required. The Company has complied with the requirements of COBRA.


     (d) With respect to each employee pension benefit plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such employee pension benefit plan, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and, with respect to the employee welfare benefit plans, all premiums or other payments which are due on or before the Closing Date have been paid.

    (e) The Company has no liability or potential liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan, the Department of Labor, or to any participant or beneficiary other than ordinary benefit claims or payments with respect to any employee pension benefit plan currently or previously maintained by any company, which together with the Company would be deemed to be part of a "controlled group" within the meaning of subsections (b), (c), (m) or (o) of
Section 414 of the IRC.


     (f) With respect to each employee pension benefit plan and each employee welfare benefit plan, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the IRC, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened, and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.


     (g) With respect to each of the employee pension benefit plans and each employee welfare benefit plan, the Company has furnished to Buyer true and complete copies of (i) the plan documents and summary plan descriptions, (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the last Form 5500 Annual Report (including all schedules and other attachments), and (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans.


     2.19 INSURANCE. Schedule 2.19 attached hereto (the "Insurance Schedule") lists and briefly describes the insurance coverage maintained by the Company with respect to its properties, assets and business. All such coverage shall terminate as of the Closing Date.


     2.20 OFFICERS AND DIRECTORS; BANK ACCOUNTS. Schedule 2.20 attached hereto (the "Officers and Directors Schedule") lists all officers and directors of the Company, and all of the Company's bank accounts (designating each authorized signatory and the level of each signatory's authorization).


     2.21      AFFILIATE TRANSACTIONS.  Except as generally described on
Schedule 2.21 attached hereto (the "Affiliate Transactions Schedule"), neither Seller nor any of its affiliates (collectively, the "Insiders") is a party to any agreement, contract, commitment or transaction with the Company or that pertains to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.


     2.22 COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.22 attached hereto (the "Compliance Schedule"), the Company has complied with all applicable laws, regulations and zoning ordinances of foreign, federal, state and local governments and all agencies thereof which affect the business, business practices (including, but not limited to, the Company's production, marketing, sales and distribution of its products and services), any real or personal properties of the Company and to which the Company may be subject, and the Company is not aware of and has not received any notice alleging a violation of any such laws or regulations.

     2.23      ENVIRONMENTAL AND SAFETY MATTERS.


     (a) Except as set forth on Schedule 2.23(a) attached hereto (the "Environmental Requirements Schedule"), the Company since January 1, 1993 has complied, and is in compliance, with all Environmental and Safety Requirements (as defined).

     (b) Without limiting the generality of the foregoing, the Company has obtained and since January 1, 1993 complied with, and is currently in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its businesses. A list of all such permits, licenses and other authorizations is set forth on Schedule 2.23(b) attached hereto (the "Environmental Permits Schedule").


     (c) Except as set forth on Schedule 2.23(c) attached hereto (the "Environmental Claims Schedule"), since January 1, 1993 the Company has not received any claim, complaint, citation, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under Environmental and Safety Requirements ("Environmental Claim"). The Company has not received an Environmental Claim prior to January 1, 1993, the subject matter of which has not been fully settled or resolved.


     (d) Without limitation upon any other subsection of this Section 2.23, except as disclosed on Schedule 2.23(d) attached hereto
(the"Environmental Disclosure Schedule"), to Seller's knowledge none of the following exists at any property used, occupied or operated by the Company:


               (i)       underground storage tanks;


               (ii)      asbestos-containing material in any form or condition;


               (iii) materials or equipment containing polychlorinated biphenyls; or


               (iv) surface impoundments, landfills, or other disposal areas.


     (e) Except as set forth on Schedule 2.23(e) attached hereto (the "Hazardous Substances Schedule"), the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to liabilities of the Company, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements.

     (f) To the Company's knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company prevent, hinder or limit compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.


     (g) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any transaction-triggered or responsible property transfer Environmental and Safety Requirements.


     (h) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person arising under Environmental and Safety Requirements.


     (i) To the knowledge of Seller, no Environmental Lien (as defined) has attached to any property owned, leased or operated by the Company.


     (j) As used in this Section 2.23, the following terms shall have the following respective meanings:


          (i) "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or noise.


          (ii) "Environmental Lien" shall mean a lien, either recorded or unrecorded, in favor of any governmental entity, relating to any liability of the Company arising under Environmental and Safety Requirements.

     2.24      PRODUCT WARRANTY AND PRODUCT LIABILITY.


     (a) No liabilities (other than ordinary course liabilities (such ordinary course liabilities not to include recalls)) exist for repair, replacement or other damages in connection with any products designed, manufactured, merchandised, serviced, distributed, sold or delivered by the Company at any time prior to the Closing Date. No products heretofore sold by the Company are now subject to any guarantee or warranty other than the Company's and its customers' standard terms and conditions of purchase and sale.

     (b) The Company has no liabilities, other than ordinary course liabilities, arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and to the Company's knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability.


     2.25 EMPLOYEES. To the knowledge of the Seller and the Company, none of the management and other key employees of the Company has any plans to terminate employment with the Company. Except as set forth on Schedule 2.25 attached hereto (the "Employees Schedule"), Seller and the Company have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company. Except as set forth in the Employees Schedule, the Company has complied with all applicable laws relating to the employment of labor and within the last three years, the Company has not experienced any strikes, unresolved grievances, unfair labor practice claims or unresolved disputes with former employees of the Company regarding termination and/or severance pay.


     2.26      POWERS OF ATTORNEY; GUARANTEES.  Except as set forth on Schedule
2.26 attached hereto (the "Powers Schedule"), there are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any indebtedness or other obligations of any other Person other than endorsements for collection in the ordinary course of business.


     2.27 PRODUCTS. Except as set forth on Schedule 2.27 attached hereto (the "Products Schedule"), to the knowledge of Seller and the Company, no products, components or parts currently produced by the Company which are projected to generate at least $250,000 in annual revenues are presently scheduled to balance out prior to December 31, 1997.


     2.28 FORD LTA. Schedule 2.28 attached hereto (the "Ford LTA Schedule") sets forth the current status of the Company's LTA negotiations with Ford Motor Company.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER

     As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer that:

     3.1 AUTHORIZATION OF TRANSACTIONS. Seller has full power and authority to execute and deliver this Agreement and all other agreements contemplated hereby to which Seller is a party, and to perform its obligations and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements contemplated hereby to which Seller is a party has been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.


     3.2 ABSENCE OF CONFLICTS. Neither the execution, delivery or performance of this Agreement and the other documents contemplated hereby to which Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, (b) result in a breach of any of the provisions of, (c) constitute a default under, (d) result in the violation of, (e) give any third party the right to terminate or to accelerate any obligation under, (f) result in the creation of any lien, security interest or charge or encumbrance upon the Company Stock under, or (g) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Seller is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Seller is a party.


     3.3 SHARES. The authorized, issued and outstanding capital stock of the Company is as it is set forth in the recitals of this Agreement and Seller holds of record and owns beneficially 100% of the issued and outstanding shares of Company Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and the state securities laws), claims, taxes, liens, charges, encumbrances, pledges, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.


     3.4 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Seller's knowledge, threatened against or affecting Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Seller's performance under this Agreement and the other agreements contemplated hereby to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

     3.5 INVESTMENT REPRESENTATION. In connection with the issuance of the Shares and the Warrant hereunder from Parent, Seller represents and warrants to Buyer that:


     (a) Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Shares and the Warrant, has had full access to such other information concerning Parent and Buyer as Seller has requested and possesses substantial information about, and familiarity with Parent and Buyer as a result of the information provided to Seller;


     (b) Seller is able to bear the economic risk of the investment in the Shares and the Warrant for an indefinite period of time;


     (c) Seller is acquiring the Shares and the warrant hereunder for its own account with the present intention of holding such security for investment purposes and has no intention of selling such security in a public distribution in violation of federal or state securities laws; and


     Seller is an accredited investor, as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.


                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     As a material inducement to Seller to enter into this Agreement, each of Buyer and Parent, as appropriate, hereby represents and warrants to Seller that:

     4.1 CORPORATE ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Buyer is a party and perform its obligations hereunder and thereunder. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which Parent is a party and perform its obligations hereunder and thereunder.


     4.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Buyer or Parent is a party by Buyer and Parent, respectively, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer and Parent, respectively, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Buyer or Parent is a party will when executed constitute, a valid and binding obligation of Buyer and Parent, respectively, enforceable in accordance with their terms, except as enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

     4.3 ABSENCE OF CONFLICTS. Neither the execution, delivery or performance of this Agreement and the other documents contemplated hereby to which Buyer or Parent is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, (b) result in a breach of any of the provisions of, (c) constitute a default under, (d) result in the violation of, (e) give any third party the right to terminate or to accelerate any obligation under, or (f) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body under, the provisions of any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer or Parent is bound or affected, or any statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Buyer or Parent is subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Buyer or Parent is necessary for the consummation of the transactions contemplated by this Agreement and the other documents contemplated hereby to which Buyer or Parent is a party.


     4.4 INVESTMENT INTENT. Buyer is acquiring the Company Stock for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same in violation of applicable securities laws.


     4.5 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer or Parent at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's or Parent's performance under this Agreement and the other agreements contemplated hereby to which Buyer or Parent is a party or the consummation of the transactions contemplated hereby or thereby.


     4.6 REPORTS. Since September 1, 1994, Parent has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Securities and Exchange Commission, including but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (all such reports and statements are collectively referred to herein as the "Parent Reports"). As of their respective dates, the Parent Reports complied and all will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


     BROKERS' FEES. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                                   ARTICLE V

                      INDEMNIFICATION AND RELATED MATTERS

     5.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby and will not be affected by any examination made for or on behalf of Buyer, the knowledge of any of its officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion; provided, however, with respect to representations and warranties set forth in Articles II, III and IV, such representations and warranties shall survive for the periods set forth in subsections 5.2(c) and 5.2(d), as applicable.


     5.2       INDEMNIFICATION.


     (a) Seller agrees to indemnify Buyer, its officers, directors and stockholders (the "Buyer Group") and hold them harmless from and against any loss, liability, deficiency, damage or expense including, without limitation, reasonable legal expenses and costs and including interest and penalties (a "Loss") (net of (x) any amounts when and as recovered by the Buyer Group with respect to the matter for which the Buyer Group is being indemnified under insurance policies for the benefit of the Buyer Group that reduce the losses that would otherwise be sustained, except to the extent by which the Buyer Group can demonstrate the premiums of such policies have increased as a result of such recovery (it being understood that in the event such a Loss is incurred and indemnity hereunder is requested prior to the Buyer Group's receipt of any such insurance proceeds, Seller shall indemnify the Buyer Group in full and the Buyer Group will pay over such proceeds to the Seller when and as received by the Buyer Group, but not in excess of the amount previously so paid by Seller), (y) any reduction in federal, state, local or foreign income or franchise tax liability when and as realized at any time by the Buyer Group in connection with the losses in respect to which indemnification is sought hereunder and (z) any reserves to the extent reflected on the Closing Statement of Working Capital which relate directly to any item for which indemnification is sought hereunder) which the Buyer Group may suffer, sustain or become subject to, to the extent resulting from (i) the breach by Seller of any representation or warranty made by Seller contained in Articles II or III hereof; provided, however, with respect to Section 2.23 above, without giving effect to any disclosure set forth on the Hazardous Substances Schedule, (ii) the breach by Seller of any representation, warranty (other than representations and warranties set forth in Articles II or III hereof), covenant or agreement made by Seller contained in this Agreement, any exhibit hereto or any certificate delivered by the Company or Seller to Buyer in connection with the Closing, (iii) any claims of any brokers or finders claiming by, through or under Seller or by, through or under the Company in respect of the transactions contemplated herein, (iv) the Company's non-compliance with applicable Environmental and Safety Requirements (other than applicable OSHA rules and regulations), (v) any customer claim arising under or related to any tooling costs incurred and billed by the Company or Seller prior to the Closing Date, (vi) the operations or ownership of property at any of the Sellers', its subsidiaries' or their successors' or transferees' facilities located in Oxford,

Michigan, Troy, Michigan, St. Clair Shores, Michigan, Berne, Indiana or Harrison, Michigan, whether arising before or after the Closing Date including, without limitation, any claims or liabilities relating to the items set forth on the Litigation Schedule in which the injury, or event giving rise to the claim thereunder, occurred at any such facility (except as otherwise provided for in the Component Resourcing Agreement dated May 6, 1996 among Seller, Buyer and W. C. McCurdy Company (the "Oxford Agreement")), (vii) the Company's non-compliance with applicable OSHA rules and regulations (and any similar state statutes, rules and regulations) other than with respect to those matters addressed in Section 6.18 below, (viii) any indemnification or other obligation arising under, or related to, the Company's sale of its assets located in St. Clair Shores, Michigan and Troy, Michigan and (ix) the matters addressed under
Section 6.20 hereof.


     (b) (i) With respect to claims for breaches of representations and warranties referred to in Section (a)(i) above, Seller will be liable to the Buyer Group for Losses arising therefrom only if the aggregate amount of all such Losses resulting to the Buyer Group from all such breaches or claims exceeds $1,500,000, in which case Seller will be liable only for such excess, and (ii) with respect to any claim referred to in Section 5.2(a) above, Seller shall not be liable to the Buyer Group to the extent such Losses exceed the Purchase Price; provided that the foregoing clause (i) shall not apply in respect of any Loss with respect to the breach by the Seller of any representation or warranty made by Seller in Sections 2.2, 2.3 and 2.12 (solely to the extent such Loss is attributable to federal or state income taxes or any franchise taxes, including any interest or penalties payable thereon) and in Sections 3.1 and 3.3.


     (c) Seller will be liable to the Buyer Group with respect to claims referred to (i) in subsection (a)(i) above only if Buyer gives Seller written notice thereof within two years after the Closing Date, except for claims arising from breaches of the representations and warranties (A) set forth in
Section 2.12 as to which claims must be made prior to the expiration of the applicable statute of limitation with respect thereto, (B) set forth in Sections 2.2, 2.3, 3.1 and 3.3 as to which claims may be made at any time, and (C) set forth in Section 2.23 as to which claims may be made any time within five years after the Closing Date, (ii) in subsection (a)(vii) above only for Losses actually incurred within 90 days after the Closing Date by the Company or the Buyer Group relating to any injury which occurs, or any fines or other penalties which are imposed on the Company or the Buyer Group, as a result of the occurrence of such non-compliance, prior to the Closing Date or during the period of 90 days after the Closing Date, all such Losses not to exceed $150,000 in the aggregate and (iii) in subsection (a)(iv) above only for Losses actually incurred within 90 days after the Closing Date by the Company or the Buyer Group relating to any fines or other penalties which are imposed on the Company or the Buyer Group as a result of the occurrence of such non-compliance prior to the Closing Date or during the period of 90 days after the Closing Date.


     (d) Buyer agrees to indemnify Seller and hold Seller harmless from and against any Loss which Seller may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement; provided however, with respect to claims for breaches of representations and warranties set forth in (i) Sections 4.3 and 4.5, Buyer will be liable only if Seller gives Buyer written notice thereof within two (2) years after the Closing Date and (ii) Section 4.6, Buyer will be liable only if Seller gives Buyer written notice thereof prior to the expiration of the applicable statute of limitations with respect thereto.

     (e) If a party hereto seeks indemnification under this Section 5.2, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability or obligation shall be brought or asserted by any third party (a "Third Party Claim") which, if adversely determined, would entitle the Indemnified Party to an indemnity payment pursuant to this Section 5.2, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party may elect (except that the Indemnifying Party may not so elect without the Indemnified Party's written consent if (i) such Third Party Claim seeks to impose any liability or obligation upon the Indemnified Party other than for money damages, or (ii) such Third Party Claim relates to a claim made by the Indemnified Party's customers or employees) to assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages solely by the Indemnifying Party and does not impose an injunction or any other equitable relief upon the Indemnified Party.


     (f) If the Indemnifying Party has failed to assume the defense of any Third Party Claim, the Indemnified Party may defend against such Third Party Claim in any manner it may reasonably deem appropriate; provided, however, if the Indemnifying Party is prevented from electing control of any defense as a result of the Indemnified Party's refusal to give written consent thereto (i) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim involving the payment of money damages by the Indemnifying Party without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), (ii) the fees and expenses of any counsel employed by the Indemnified Party shall be split evenly between the Indemnified Party and the Indemnifying Party and (iii) the Indemnifying Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.


     (g) Effective upon the Closing, except as otherwise set forth in the Oxford Agreement, Seller hereby irrevocably waives, releases and discharges forever the Company from any and all liabilities and obligations to Seller, its affiliates, officers and directors of any kind or nature whatsoever in existence as of the Closing Date, whether in its or his capacity as Seller hereunder, as a stockholder, officer or director of the Company or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and Seller hereby covenants and agrees that it will indemnify and hold harmless the Company and the Buyer Group from and against all such liabilities or obligations.

     (h) (i) After the Closing, and with respect to environmental matters for which Seller is obligated to indemnify Buyer under Section 5.2(a)(iv) and under Section 5.2(a)(i) (which would entitle the Indemnified Party to an indemnity payment pursuant to this Section 5.2), Seller shall, upon acknowledging such obligation in writing, have the option to assume principal control of any such environmental matter and to (i) obtain any tests, reports, and surveys necessary to define and delineate the extent of any contamination or noncompliance, (ii) contact governmental authorities, make any reports to such authorities, submit any remediation or compliance plans to such authorities, negotiate with such authorities, and otherwise deal with such authorities, (iii) prepare the work plan for any remediation or correction of noncompliance, and
(iv) conduct or direct any such remediation or correction of noncompliance. If Seller elects to assume principal control of such environmental matter, Seller shall manage such environmental matter in good faith and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously, using all reasonable efforts, subject to the schedules and approvals required by the applicable governmental or regulatory authorities. To carry out its obligations under this Agreement, Seller shall, provided Seller provides Buyer reasonable advance notice, have reasonable access to the affected premises and the right to perform any such environmental remediation, investigation, assessment, sampling, monitoring, treatment, removal, cleanup or other action required by governmental authorities to comply with Environmental and Safety Requirements ("Remediation") by means approved by applicable governmental or regulatory authorities and considered reasonable and customary in the environmental engineering profession (including the right to construct and maintain wells, dikes, "caps" or covers, barriers, pump and treat systems, soil vapor extraction systems, other testing and treatment equipment and systems, related buildings and structures, and supporting utility services on such premises, the right to perform excavations and exhumations of soils and subsurface materials and withdrawals and reinjections of groundwater on such premises); provided, however, that Seller will not unreasonably interfere with the normal business operations of the Company and provided, further, that Seller shall not compound or aggravate any environmental matter for which it is not indemnifying Buyer pursuant to Section 5.2(a) above. Seller agrees to promptly dispose of all soil, groundwater, waste, decontamination water, cuttings, samples, or other material generated as a result of the Remediation, and agrees to restore the affected premises as nearly as is feasible to its prior condition as soon as practicable. Any such Remediation shall be deemed sufficient to satisfy corresponding obligations under this Agreement so long as the result meets or exceeds applicable standards (including any standards resulting from any site-specific risk assessments) under all applicable Environmental and Safety Requirements in effect at the time of completion of the Remediation based on the use of the property as of the Closing Date. Buyer will cooperate with Seller (including by making relevant personnel and non-privileged records available to Seller at all reasonable times without charge for any immaterial internal costs) in connection with the Remediation.

               (ii) Buyer will cooperate with Seller in connection with Seller's efforts to seek reimbursement under applicable governmental underground storage tank or other reimbursement programs relating to Environmental and Safety Requirements and under applicable insurance policies of the Company which are in effect for periods prior to the

     Closing relating to remediation or other liabilities for which Seller may be responsible that are related to or arise out of Environmental and Safety Requirements.

          (iii) Seller shall keep the Buyer regularly informed regarding such Remediation and shall provide the Buyer with copies of all monitoring, sampling and other data relating to the Remediation. Seller shall give Buyer the opportunity to review and comment in advance upon any material submissions to governmental or regulatory authorities with respect to the Remediation and Seller shall reasonably address and incorporate Buyer's comments that are within the scope of Seller's obligation hereunder. Buyer shall have the right to attend and participate in material meetings with governmental or regulatory authorities with respect to the Remediation.

          (iv) To better delineate the respective obligations of Seller and Buyer with respect to environmental matters involving the Company, Buyer will use commercially reasonable best efforts to cause the Company to conduct its operations after the Closing Date in material compliance with Environmental and Safety Requirements so as not to compound or aggravate any environmental condition or noncompliance for which Seller is responsible under this Agreement.

          (v) Buyer will maintain in confidence information concerning any environmental matter for which Seller is obligated to indemnify Buyer under Section 5.2(a). Notwithstanding the foregoing, Buyer may disclose such information (A) in confidence to any Person with whom Buyer proposes to enter into contract for any commercial purpose, including financing entities; (B) as required by Environmental and Safety Requirements or any other applicable law, including, without limitation, securities laws; (C) in order to attain compliance with Environmental and Safety Requirements; and (D) that is otherwise publicly available. Buyer shall not take action designed to initiate or encourage a claim by a third party, including any governmental agency, concerning an environmental matter for which Seller is obligated to indemnify Buyer under Section 5.2(a). Notwithstanding the foregoing, Buyer may take any action required by Environmental and Safety Requirements, in order to attain compliance with Environmental and Safety Requirements, or take such proactive action that is reasonable and prudent under the circumstance in order to prevent or mitigate a risk to human health or the environment. If Buyer intends to disclose information or take action concerning an environmental matter for which Seller is obligated to indemnify Buyer under Section 5.2(a), Buyer will notify Seller of such proposed disclosure or action.

     (i) The indemnification provisions in this Agreement shall be the exclusive remedy (other than equitable remedies and remedies for intentional misrepresentation) for any breach of the representations, warranties and covenants contained in this Agreement. Without limiting the generality of the foregoing, Buyer explicitly waives to the extent permitted by applicable law any rights and remedies under the common law, and any statutory rights and remedies, that it otherwise might have against Seller after the Closing with respect to the Company, excluding any remedy that Buyer may have for intentional misrepresentation, in which case the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy the Buyer may have for such intentional misrepresentation.

     (j) Nothing set forth in this Section 5.2 shall be construed to require the Company or the Buyer Group to modify the terms, scope or size of their insurance coverage as in effect on the Closing Date.


     (k) Subject to the terms and conditions set forth in this Section 5.2, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the non-breaching party may, at its option, setoff all or any portion of a Loss for which the parties do not dispute (or any other Loss after a Final Determination is made with respect thereto pursuant to Section 5.3(e) below) which such party suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to the breaching party pursuant to this Agreement or the Note.


     5.3       ARBITRATION PROCEDURES.


     (a) The parties hereto agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying claims for money damages arising out of this Agreement (the "Disputes"), except as otherwise provided by Sections 1.3 and 1.4 above. Nothing in this Section 5.3 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in subsection (e) below) or availing itself of the other remedies set forth in Sections 6.6, 6.8(b) and 6.11(f) below. The parties hereto hereby agree and acknowledge that, except as otherwise provided in this
Section 5.3 or in the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to the Uniform Arbitration Act of the State of Michigan.


     (b) In the event that any party hereto asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within 20 business days after such delivery of such notice, the party delivering such notice of Dispute (the "Disputing Person") may, within 45 business days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Dispute, the claims of each party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the Commercial Arbitration Rules of the American Arbitration Association, as in effect from time to time, to be included therein, if any.


     (c) Buyer and Seller shall each select one independent arbitrator expert in the subject matter of the Dispute (the arbitrators so selected shall be referred to herein as "Buyer's Arbitrator" and "Seller's Arbitrator," respectively). In the event that either party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Seller's Arbitrator and Buyer's Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this

Section 5.3. If Seller's Arbitrator and Buyer's Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Seller's Arbitrator and Buyer's Arbitrator shall each prepare a list of three independent arbitrators. Seller's Arbitrator and Buyer's Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator's list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller's Arbitrator and Buyer's Arbitrator.

     (d) The arbitrator(s) selected pursuant to subsection (c) above will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if Seller contests only $500 of the amount claimed by Buyer, and if the arbitrator(s) ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e. 300 / 500) to Seller and 40% (i.e. 200 /
500) to Buyer.


     (e) The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as in effect from time to time, except as modified by the agreement of all parties. The arbitrator(s) shall so conduct the arbitration that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than the later of 90 business days after the delivery of the Notice of Arbitration and 10 days following completion of the arbitration. The Final Determination must be agreed upon and signed by the sole arbitrator or by at least two of the three arbitrators (as the case may be).
The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and except to correct manifest clerical errors.


     (f) Buyer and Seller may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in any inconvenient forum.


     (g) If any party shall fail to pay the amount of any damages, if any, assessed against it within 10 days of the delivery to such party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) the prime rate, as declared by Citibank, N.A. from time to time (which rate shall be adjusted on the effective date of each change in such rate) (the "Prime Rate") plus 300 basis points and (ii) the maximum rate permitted by applicable usury laws. Interest on any such unpaid amount shall be compounded semiannually, computed on the basis of a 365-day year and shall be payable on demand. In addition, such party shall promptly reimburse the other party for all reasonable costs or expenses of any nature or kind whatsoever

     (including but not limited to all attorneys' fees) incurred in seeking to collect such damages or to enforce any Final Determination.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

          6.1 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:


          (a) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date (other than (i) income Tax Returns with respect to periods for which the consolidated, unitary and combined income Tax Returns of Seller will include the operations of the Company and (ii) Tax Returns filed under the Michigan Single Business Tax, each of such Tax Returns the Seller will prepare and pay such Taxes). Seller shall pay to Buyer within fifteen (15) days of the date on which any such Taxes are paid by Buyer with respect to such period an amount equal to such Taxes to the extent such Taxes are not accrued on the Closing Statement of Working Capital.


          (b) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not accrued on the Closing Statement of Working Capital. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of such Company.


          (c)       Cooperation on Tax Matters.


               (i) Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.

     Such cooperation shall include (i) the provision of records and information necessary for completion of 1996 Tax Returns within sixty (60) days after Closing and (ii) the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters and pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring , destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

          (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).


     (d) Tax Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.


     (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.


     6.2       EMPLOYEE BENEFIT MATTERS.


     (a) Effective the day following the Closing Date, those employees of the Company whose employment with the Company shall continue after the Closing Date (the "Continued Employees") shall cease to be covered under the employee benefit plans of Seller and shall participate under the employee benefit plans, programs and policies maintained by the Company. Seller shall remain liable for all benefits accrued or claims incurred on or prior to the Closing Date under all plans, programs and policies maintained by Seller, and the Company shall be liable for all benefits accrued and claims incurred after the Closing Date under the plans, programs and policies maintained by the Company. The Continued Employees shall be covered under the Company's employee benefit plans without any exclusion for pre-existing conditions and shall recognize the employees service with Seller for purposes of vesting and eligibility under such plans.

     (b) Seller shall remain liable for all workers' compensation claims accrued or incurred on or prior to, or incurred as a result of any event occurring or state of facts existing on or prior to, the Closing Date, and the Company shall be liable for all workers' compensation claims incurred as a result of any event occurring or state of facts existing after the Closing Date.


     (c) As of the Closing Date, Seller shall vest each Continued Employee under each employee benefit plan which is an employee pension benefit plan (as defined in Section 3(2) of ERISA), and shall distribute the benefits accrued through the Closing Date for such Continued Employees under each such plan in accordance with the terms of said plans, assuming for such purpose that the employees had terminated employment on the Closing Date. Seller has made or shall make all contributions for the benefit of the Continued Employees to such plans, excluding profit sharing to the extent such contributions are discretionary, for the pro rata portion of the 1996 fiscal year from January 1, 1996 through the Closing Date.


     (d) Seller shall be solely responsible for the provision of health care continuation coverage required under COBRA for those former employees of the Company and other persons whose entitlement to continuation coverage occurred on or before the Closing Date. The Company shall offer continuation coverage under its group health plans to all eligible Continued Employees after the Closing Date.


     (e) Buyer shall cause the Company to use reasonable efforts to continue to employ those employees employed by the Company as of the Closing Date (except for those employees identified on Schedule 6.2 attached hereto), at salaries and positions that are substantially the same as in effect immediately prior to the Closing Date, until July 30, 1996.


     (f) Seller shall pay within 45 days following the Closing Date (i) all stay bonuses, employee retention bonuses, success bonuses and similar arrangements which have been granted to the Company's employees prior to the Closing Date and (ii) the pro-rata portion (based on the number of days between January 1, 1996 and the Closing Date) of non-discretionary annual employee bonuses.


     (g) Except as otherwise provided, on and after the Closing Date and through December 31, 1996, the retirees and employees of the Company as set forth on Schedule 6.2(g) attached hereto (the "Retiree Schedule") (the "Retirees") may remain covered (or eligible for coverage) under Seller's employee benefit plans described in the January 1, 1996 Actuarial Valuation of Post Retirement Life and Health Benefit Plans report. Seller will provide the Company, on a quarterly basis, with a detailed description of the actual costs of such Retirees' coverage under Seller's employee benefit plans and the Company shall reimburse Seller for such costs, without regard to any claim by the Company or Buyer for any offset or other claim against Seller . Upon providing written notice to Seller on or prior to December 31, 1996, the Company shall replace such coverage with coverage under employee benefit plans sponsored by the Company. The Company also reserves the right to modify such coverage to the extent allowed by law; provided that the Buyer will indemnify Seller for and against any claims arising in any way from the Company's failure to maintain the level of benefit coverage for Retirees which is identical to the level of benefit coverage presently provided to Retirees by Seller.

     6.3 INTERCOMPANY ACCOUNTS. Immediately prior to the Closing, the Seller and any of its affiliates will cancel, without payment, any intercompany accounts payable (or negative accounts receivable) owed by the Company to the Seller or any of its affiliates.


     6.4 PRESS RELEASES AND ANNOUNCEMENTS. After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company will be issued by a party hereto without the other party's consent (which shall not be unreasonably withheld) except for any public disclosure which is required by law or regulation and which must be made within such a time frame as to prevent the disclosing party from obtaining the other party's approval in a timely fashion.


     6.5 FURTHER TRANSFERS. Seller will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Company Stock and any other transactions contemplated hereby.


     6.6 SPECIFIC PERFORMANCE. Seller acknowledges that the Company's business is unique and recognize and affirm that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

     6.7       TRANSITION ASSISTANCE.

     (a) Seller will continue to provide, for a period not to exceed 60 days from the Closing Date, to the Company those transition services which have been supplied by Seller to Company and are requested by the Company to be continued solely to the extent necessary to permit an orderly transition to the Buyer's operations. The Company shall pay to Seller the out-of-pocket expenses associated with any third- party contractors required in connection with such services which are pre-approved in writing by the Company.


     (b) The Company shall indemnify and hold harmless Seller from and against all claims, liabilities and obligations (collectively "Claims") which have resulted from the performance of Services by Seller hereunder; provided, however, that the Company shall not be required to indemnify or hold harmless Seller to the extent the Claims are caused by the gross negligence or willful misconduct of Seller.


     (c) Seller will not take any action which is designed or intended to have, or which would be reasonably anticipated to have, the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining in all material respects the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

     (d) The Company will continue to provide to Seller those services set forth on Schedule 6.7(d) attached hereto (the "Company Services Schedule") for the period set forth in the Company Services Schedule. The costs associated with such services shall be paid as set forth in the Company Services Schedule. Seller shall indemnify and hold harmless the Company and Buyer from and against all Claims which have resulted from the performance of services by the Company hereunder; provided, however, that Seller shall not be required to indemnify or hold harmless the Company or Buyer to the extent the Claims are caused by the gross negligence or willful misconduct of the Company or Buyer.

     6.8       INVESTIGATION; CONFIDENTIALITY.

     (a) Seller will maintain the confidentiality of, and will not use for any purpose, all proprietary and other non-public information regarding the Company (including, without limitation, any of same included in the Proprietary Rights), except as necessary to file tax returns and other reports to governmental agencies. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.8. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any information to any tribunal or else stand liable for contempt, Seller may disclose the information to the tribunal; provided, however, that Seller shall use its best efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer shall designate. This Section 6.8 shall survive any expiration or termination of this Agreement.


     (b) The parties hereto acknowledge and agree that in the event of a breach by any party of any of the provisions of this Section 6.8, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, any non-breaching party and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.


     6.9 EXPENSES. Except as otherwise provided herein, Buyer and Seller will pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; it being understood that Seller will pay the fees, costs and expenses of the Company and that the Company will not pay any of Seller's fees, costs and expenses (including, without limitation, legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated thereby if the transactions are consummated.

     6.10 BOOKS AND RECORDS. Unless otherwise consented to in writing by Seller or Buyer (as the case may be), Buyer and Seller will not, for a period of 7 years following the date hereof, destroy, alter or otherwise dispose of any of the books and records of the Company acquired by Buyer hereunder or retained by Seller without first offering to surrender to Seller or Buyer such books and records or any portion thereof of which Seller or Buyer may intend to destroy, alter or dispose of. Buyer and Seller will allow the other party's representatives, attorneys and accountants access to such books and records, upon reasonable request and during such party's normal business hours, for the purpose of examining and copying the same in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby.


     6.11 NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY. In consideration of Buyer's agreement to enter into this Agreement, and as a condition thereto, Seller covenants and agrees as follows:


     (a) The Company manufacturers certain automotive products primarily using stamping processes and which include chassis and suspension components, sub-assemblies, and modules (which, whether or not being manufactured as of the date hereof, are referred to herein as "Stampings"), including control arms, control links, and other devices to control kinematics.

     (b) Seller agrees that for a period of three years from and after the Closing Date, Seller will not engage directly or indirectly in the manufacture, solicitation or formulation of proposal, design (with the intent to manufacture such Stamping) or sale of Stampings anywhere in North America; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall (i) limit or affect businesses currently owned by Seller which may manufacture or sell Stampings, (ii) limit or restrict Seller from engaging in the manufacturing or sale of Stampings in conjunction with forging, hydroforming or tubular products operations, (iii) limit or restrict Seller from engaging in the manufacturing or sale of Stampings sold in the automotive aftermarket, (iv) limit or restrict Seller from engaging in the manufacturing or sale of Stampings as prototype parts for design contracts for which the intent is to provide design support services to independent third parties and not to ultimately manufacture such part or (v) prevent Seller from acquiring an entity which does manufacture or sell Stampings so long as the competing business comprises ten percent or less of the sales of the acquired entity.


     (c) Seller further agrees that for a period of five years from and after the Closing Date it will not directly or indirectly engage in the solicitation, manufacture or sale of any control arms or control links, whether produced by stamping, forging, hydroforming, casting or otherwise, on any of the following platforms: the Ford DN-101, UN-105, CDW-27, CT-120, VX-133, PN-96, PHN-131, and UN-93 and the Chrysler T- 300; provided that nothing set forth herein shall prohibit Seller from continuing to sell or manufacture control links on the preceding platforms to the extent the Seller is engaged in such sale or manufacturing on the Closing Date.

     (d) Seller agrees that, for a period of two years from the Closing Date, Seller will not, and will use its best efforts to not permit Seller's affiliates to, directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any management or other key employee employed by the Company on the Closing Date, without the prior written consent of the Company.

     (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.12 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.


     (f) Seller acknowledges and agrees that in the event of a breach by Seller of any of the provisions of this Section 6.12, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, after written notice to Seller, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.


     6.12      OPERATING LEASES.


     (a) Seller and Buyer will use commercially reasonable efforts to have Seller and its affiliates removed as obligors under Lease Supplement and Acceptance Certificate No. 2 - 4 dated June 28, 1995 and Lease Supplement and Acceptance Certificate No. 1 - 2 dated June 13, 1995 (collectively, the "Supplements"), each supplementing that certain Master Equipment Lease Agreement dated June 13, 1995 among Nationsbanc Leasing Corporation of North Carolina and Seller and certain of its affiliates (the "Nationsbanc Lease") and, prior to such removal, Seller and Buyer shall each comply with the terms of their respective obligations under the Nationsbanc Lease (including, without limitation, the obligation of each to make rent payments pursuant to the Nationsbanc Lease), and shall use commercially reasonable efforts to prevent and/or cure any default which may arise under the Nationsbanc Lease as a result of Seller's or Buyer's or their respective affiliates' actions or inactions; provided, however, that Buyer and the Company shall have no obligations with respect to the Nationsbanc Lease in excess of the stated obligations under the Nationsbanc Lease with respect to the Supplements (the "Lease Obligations") and Seller shall indemnify and hold harmless Buyer and the Company with respect to any obligations arising in connection with the Nationsbanc Lease which in the aggregate exceed the Lease Obligations.


     (b) Seller and Buyer will use commercially reasonable efforts to have Seller removed as a guarantor under the property lease for the Company's Rochester Hills, Michigan facility and prior to such removal Buyer shall, and shall cause the Company to, comply with the terms of its obligations under such lease and Seller shall comply with the terms of its obligations under such guarantee arrangements.


     6.13 SECURITIES LAWS LEGEND. The Shares and the Warrant will be imprinted with a legend in substantially the following form:

     The security represented by this certificate has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder. Prior to any sale or transfer of this certificate, except pursuant to an effective registration statement under the Act covering such sale or transfer, the holder hereof shall have delivered to the issuer hereof (the "Company") an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer is exempt from registration under the Act.

     6.14 ROHDE SETTLEMENT. Buyer shall be responsible for and reimburse Seller for the 2 1/2% commission payments arising under the Settlement Agreement and Release of Claims dated June, 1995 between Seller and James A. Rohde and James A. Rohde Company (the "Settlement Agreement") solely to the extent any such commission payment relates directly to a part (as identified in the Settlement Agreement) which is sold by the Company after the Closing ("Company Parts"). Seller agrees to indemnify and hold harmless Buyer and the Company from any other obligation arising under the Settlement Agreement including, without limitation, the 2 1/2% commission payments relating to those parts identified in the Settlement Agreement which are not Company Parts.


     6.15      LICENSE AND PATENTS.


     (a) To the extent not assigned prior to the Closing Date, Seller shall use best efforts to have all rights which are currently available to the Company under the Multinational Software Product License Agreement dated June 10, 1993 between qad.inc. and Masco Industries, Inc., the Software License Agreement dated December 12, 1994 between Trinary Systems Inc. and MascoTech, Inc., the Progress Software User Agreement among Progress Software Corporation, Masco Corporation, MascoTech, Inc. and Trimas Inc. and all other agreements ancillary thereto assigned and transferred, at the Seller's expense, to the Company. Seller shall also use best efforts to assign and transfer, at Seller's expense, its rights to, and ownership of, the source codes relating to those customized applications currently used by the Company that participate in the qad Application Program System.


     (b) Seller shall provide assistance to Buyer with respect to the completion of the recordation of those patent assignments which were assigned and filed by Seller prior to the Closing Date.


     6.16 ACCOUNT COLLECTION. Buyer will use best efforts to collect each of the items described on the Carved-Out Assets Schedule and will promptly pay such collected amounts (net of third-party collection cost, if any, associated therewith) to Seller. Buyer will permit Seller's representatives access during normal business hours and at reasonable intervals to Buyer's and the Company's representatives to review and discuss the status of such collection efforts.
If Seller so requests in writing, Buyer will assign any claim, refund, right of recovery or right of recoupment with respect to any item set forth on the Carved-Out Assets Schedule.

     6.17 LITIGATION MATTER. With respect to item No. 1 (Fernandez-Dyson) of the Litigation Schedule, Seller hereby assumes all loss, obligations and liabilities arising under or relating to such litigation matter and agrees to indemnify, defend and hold harmless Buyer and the Company from any loss, obligation or liability arising under or relating to such litigation matter.


     6.18      PLANT IMPROVEMENTS.


     (a) Buyer currently expects to incur costs of approximately $750,000 with respect to improvements or replacement of certain of the sprinkler systems at the Company's facilities. In the event Buyer and the Company do not within one year after the Closing Date incur in the aggregate at least $750,000 of costs, fees and expenses relating to the improvement or replacement of such sprinkler systems, then Buyer shall promptly pay to Seller an amount equal to 50% multiplied by the difference of $750,000 over the amount of costs, fees and expenses actually incurred by the Company and Buyer relating to such sprinkler system.


     (b) Seller will reimburse the Company and Buyer for all reasonable costs and expenses arising under or related to the installation of 360 degree brake monitors on those presses owned by the Company as of the date hereof which the Company or Buyer shall identify by written notice to Seller. Buyer and the Company shall provide Seller and its representatives reasonable access during normal business hours to assist in or monitor the installation of such brake monitor systems.


     6.19 THE MASCOTECH NAME. Following the Closing, the Company will change its name and neither the Company nor Buyer shall have any right to use the name "MascoTech Stamping Technologies, Inc." or "MascoTech" or any variation thereof; provided, however, that the Company may continue (after placing a sticker over such name) to utilize any stationary, invoices, package inserts, service manuals, training manuals, purchase orders or other clerical or similar supplies containing such name until the stock of such supplies existing as of the Closing Date is fully depleted.


     6.20      KENDALLVILLE FACILITY ENVIRONMENTAL CONDITIONS.


     (a) After the Closing Date, Buyer may conduct environmental Phase II investigations at the Kendallville facility for the purpose of determining whether Contamination (as defined below) exists at the facility. Such investigations shall be conducted by a nationally recognized environmental consulting firm retained by Buyer. The cost of such investigations shall be borne solely by Buyer.


     (b) If Buyer's investigations detect Contamination at the Kendallville facility, Buyer shall provide Seller with a written notice of the discovery of such Contamination ("Remediation Notice"). The Remediation Notice shall identify the environmental consulting firm that conducted the environmental investigations and describe the environmental investigations conducted, samples taken, laboratory analysis performed, and the analytical results.


     (c) Upon receiving the Remediation Notice, Seller shall investigate and remediate such Contamination under the oversight of the Indiana Voluntary Remediation Program. Ind. Code 13-7-

8.9-1 et seq. ("Program"). Seller shall, at its expense, investigate, remediate, and take such other action with respect to the Contamination as is necessary to obtain the certificate of completion and covenant not to sue available from IDEM pursuant to the Program.

     (d)       Within 60 days after receiving the Remediation Notice,
Seller shall submit a completed application to the Indiana Department of Environmental Management ("IDEM") to enter into the Program. For purposes of the Program, the application shall identify Seller as the applicant and Buyer as the owner/operator. The application shall contain all analytical data that served as the basis for the Remediation Notice together with other relevant data developed by Seller in its investigation. Seller shall be responsible for any fees or expenses associated with submitting the application. Upon acceptance into the Program, Seller shall, at its sole cost and expense, expeditiously take such actions as required by IDEM to obtain the certificate of completion and covenant not to sue available from IDEM pursuant to such Program. Upon receipt of such certificate of completion and covenant not to sue, any and all obligations of Seller with respect to remediation of the Contamination shall be deemed to be fully satisfied.


     (e) Upon reasonable advance notice by Seller, Buyer shall grant Seller reasonable access to, and entry upon, the Kendallville facility for the purpose of investigating or remediating the Contamination and performing its obligations otherwise agreed to herein. In investigating, remediating, or otherwise responding to the Contamination, Seller shall not unreasonably interfere with Buyer's operations at the Kendallville facility.


     (f) Seller shall, at its expense, promptly restore as nearly as feasible to its prior condition any property that is damaged as a result of any of any activities relating to its investigation, remediation, or response to the Contamination. Seller shall, at its expense and in its own name, promptly and properly dispose of any drill cuttings, decontamination water, soil, groundwater, waste, samples, or other material generated by the investigation, remediation, or response to the Contamination. Buyer agrees to grant to Seller title to any and all such materials in order to permit Seller to take the actions described in the preceding sentence.


     (g) Seller shall keep Buyer reasonably apprised of material facts and events with respect to Seller's remediation of the Contamination. In particular, Seller shall: (i) provide Buyer with reasonable advance notice regarding any meetings between Seller and IDEM or any other governmental agency regarding this matter and allow Buyer to attend, at Buyer's expense, such meetings; (ii) provide Buyer with copies of letters and notices it receives from IDEM or any other governmental agency regarding this matter; and (iii) provide Buyer with drafts of any material submittals to IDEM or any other governmental agency regarding this matter, including reports, analytical data, letters, or other documents, allow Buyer to comment on such draft submittals, reasonably address such comments, and provide Buyer with copies of the final submittals.


     (h) Buyer and Seller agree to reasonably cooperate with one another regarding the investigation and remediation of the Contamination and agree that any activity conducted by either party in connection therewith shall be undertaken promptly, conducted in compliance with law, and concluded expeditiously.

          As used in this section "Contamination" means the presence of any "Hazardous Substance," as defined in Ind. Code 13-7-8.9-2, or "Petroleum," as defined in Ind. Code 13-7-8.9-3, at concentrations exceeding cleanup goals or other applicable action levels established by IDEM pursuant to applicable Environmental and Safety Requirements.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.


     7.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, delivered by express courier service or telecopied. Notices, demands and communications to the Company, Seller and Buyer will, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

     Notices to Seller (and, prior to the Closing, the Company):

     MascoTech, Inc.
     21001 Van Born Road
     Taylor, MI  48180
     Attention:  President
     Telecopy:  (313) 374-6430

     with a copy to:

     MascoTech, Inc.
     21001 Van Born Road
     Taylor, MI  48180
     Attention: General Counsel
     Telecopy:  (313) 374-6430

     Notices to Buyer (and after the Closing, the Company):

     R.J. Tower Corporation
     c/o Hidden Creek Industries
     4508 IDS Center
     Minneapolis, MN  55402
     Attention:  Scott D. Rued
     Telecopy:  (612) 332-2012

     with a copy to:

     Tower Automotive, Inc.
     6303 28th Street, S.E.
     Grand Rapids, MI 49546
     Attention:  Anthony A. Barone
     Telecopy:  (616) 954-7554

     and an additional copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, Illinois 60601
     Attention:  Jeffrey C. Hammes
                John A. Schoenfeld
     Telecopy:  (312) 861-2200

     7.3       BINDING AGREEMENT; ASSIGNMENT.


     (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller without the prior written consent of Buyer (except to a successor of Seller) or by Buyer (except as otherwise provided in this Agreement) without the prior written consent of Seller. Without limiting the generality of the foregoing:


          (i) Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly owned Subsidiaries. Buyer's Subsidiaries include Subsidiaries which may be organized subsequent to the date hereof; and


          (ii) Buyer may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their affiliates.


     7.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     7.5 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.


     7.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.


     7.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.


     7.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.


     7.9 GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN.


     7.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.


     7.11 KNOWLEDGE. As applied to the Company in this Agreement, the terms "knowledge" or "aware" shall mean and include the actual knowledge or awareness of the Company or Seller, as applicable (which shall include the actual knowledge and awareness of the officers, directors and senior employees of the Company (excluding the plant manager of the Kendallville plant) or those employees of Seller involved in the negotiation of this Agreement, as applicable.

                          *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     R. J. TOWER CORPORATION

                                     By:/s/ Anthony Barone
                                         -----------------------
                                     Its:
                                         -----------------------



                                     TOWER AUTOMOTIVE, INC.

                                     By:  Anthony Barone
                                         ------------------------

                                     Its:
                                         ------------------------



                                     MASCOTECH, INC.


                                     By:
                                         ---------------------------
                                     Its: Vice President
                                         ---------------------------

                                LIST OF EXHIBITS


Exhibit A -    Form of Note

Exhibit B -    Form of Warrant

Exhibit C -    Form of Opinion of Buyer's Counsel

Exhibit D -    Form of Opinion of Seller's Counsel





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                               LIST OF SCHEDULES

Schedule 1.1          -     Stock Ownership Schedule
Schedule 1.3(a)       -     Carved-Out Assets Schedule
Schedule 1.4(d)       -     Plant Profits Adjustments Schedule
Schedule 2.1          -     Qualifications Schedule
Schedule 2.5          -     Restrictions Schedule
Schedule 2.6          -     Financial Statements Schedule
Schedule 2.8          -     Developments Schedule
Schedule 2.9(a)       -     Real Property Schedule
Schedule 2.9(c)       -     Personal Property Schedule
Schedule 2.9(d)       -     Leases Schedule
Schedule 2.9(e)       -     Occupancy Schedule
Schedule 2.9(f)       -     Improvements Schedule
Schedule 2.10         -     Accounts Receivable Schedule
Schedule 2.11         -     Inventory Schedule
Schedule 2.12         -     Taxes Schedule
Schedule 2.13         -     Contracts Schedule
Schedule 2.14         -     Proprietary Rights Schedule
Schedule 2.15         -     Litigation Schedule
Schedule 2.17(a)      -     Licenses Schedule
Schedule 2.17(b)      -     Governmental Consent Schedule
Schedule 2.18         -     Employee Benefit Plans Schedule
Schedule 2.19         -     Insurance Schedule
Schedule 2.20         -     Officers and Directors Schedule
Schedule 2.21         -     Affiliate Transactions Schedule
Schedule 2.22         -     Compliance Schedule
Schedule 2.23(a)      -     Environmental Requirements Schedule
Schedule 2.23(b)      -     Environmental Permits Schedule
Schedule 2.23(c)      -     Environmental Claims Schedule
Schedule 2.23(d)      -     Environmental Disclosure Schedule
Schedule 2.23(e)      -     Hazardous Substances Schedule
Schedule 2.25         -     Employees Schedule
Schedule 2.26         -     Powers Schedule
Schedule 2.27         -     Products Schedule
Schedule 2.28         -     Ford LTA Schedule
Schedule 5.2(a)       -     Known Environmental Matters Schedule
Schedule 6.2          -     Employee Benefit Matters Schedule
Schedule 6.2(g)       -     Retirees Schedule
Schedule 6.7          -     Transition Services Schedule
Schedule 6.7(d)       -     Company Services Schedule
Schedule 6.13         -     Operating Leases Schedule





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                                                                     EXHIBIT C

                       FORM OF OPINION OF BUYER'S COUNSEL

Any opinion expressed herein may be based upon assumptions customarily contained in opinions delivered by counsel in connection with transactions of this type and may expressly rely as to matters of fact upon certificates furnished by appropriate officers of Buyer or Parent, or appropriate government officials.

     1. Buyer is a corporation validly existing and in good standing under the laws of the State of Michigan. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware

     2. Buyer and Parent have full corporate power and authority to execute and deliver the Stock Purchase Agreement and to perform their obligations thereunder.

     3. The Stock Purchase Agreement and the other agreements contemplated by the Stock Purchase Agreement to which Buyer or Parent is a party have been duly authorized, executed, and delivered by Buyer or Parent, as applicable, and each such agreement is a valid and legally binding obligation of Buyer or Parent, as applicable, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies, whether such principles are considered in a proceeding in law or equity.

     4. The Shares have been validly issued and are outstanding, fully paid and nonassessable.

     5. The Warrant Shares, upon exercise of the Warrant and payment of the Exercise Price (as such term is defined in the Warrant) thereof, will upon issuance, be validly issued, fully paid and nonassessable.

                                                                    EXHIBIT D

                     FORM OF OPINION OF SELLER'S COUNSEL

        Any opinion expressed herein may be based upon assumptions customarily contained in opinions delivered by counsel in connection with transactions of this type and may expressly rely as to matters of fact upon certificates furnished by appropriate officers of the Company, Seller or appropriate government officials. The opinion expressed herein may be relied upon by certain financial institutions that will provide the financing arranged by Buyer.


       1. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

       2. The Company is duly qualified to do business as a foreign corporation in all jurisdictions set forth on Schedule 4.1 of the Stock Purchase Agreement.

       3. Seller has full corporate power and authority to execute and deliver the Stock Purchase Agreement and to perform its obligations thereunder.

       4. The Stock Purchase Agreement and the other agreements contemplated by the Stock Purchase Agreement to which the Company or Seller is a party have been duly authorized, executed, and delivered by the Company or Seller, as applicable, and each such agreement is a valid and legally binding obligation of the Company or Seller, as applicable, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies, whether such principles are considered in a proceeding in equity or at law.

       5. Neither the execution and delivery of the Stock Purchase Agreement, nor the consummation of the transactions contemplated thereby, will:

           (a) to the best of our knowledge, violate any law, statute, regulation or rule which is typically applicable to transactions similar to the transactions contemplated by the Stock Purchase Agreement to which the Company or Seller is subject or any injunction, judgement, order, decree, ruling charge, or other restriction of any government, governmental agency, or court to which the Company or Seller is subject or any provision of the charter or bylaws of the Company, or

           (b) result in the imposition of any interest upon any of the Company's assets (except for any liens related to financing arranged by Buyer).

       6. Except for HSR Approval and except as set forth Schedule 4.17(b) of the Stock Purchase Agreement, neither Seller nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by the Stock Purchase Agreement.

          7. The Company's authorized capital stock consists of ______ shares of common stock, par value $____per share, all of which are issued and outstanding; and to the best of our knowledge, all of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. There are no securities convertible into or exchangeable or exercisable for shares of the Company's capital stock or for shares of stock or securities convertible into or exchangeable or exercisable for shares of the Company's capital stock.